NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 25, 2016, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 4, 2016 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. On January 3, 2016, the separation from Fiat Chrysler Automobiles N.V. of Ferrari A.p.A. was completed in the manner described in Ferrari’s N.V.’s (‘Ferrari’) Registration Statement on Form F-1, in connection with the initial public offering of Ferrari. Pursuant to the separation, holders of each Common Share (Old CUSIP N3167J 10 6) of Ferrari received one (1) Common Share of Ferrari N.V. (New CUSIP N3167Y 10 3). This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of Ferrari N.V. (Old CUSIP N3167J 10 6) and does not affect the continued listing on the NYSE of the Ferrari N.V. (New CUSIP N3167Y 10 3) Common Shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 4, 2016.